Chico's FAS, Inc.	CHS	Q4 2015 Earnings Call	Feb. 25, 2016
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PARTICIPANTS

Corporate Participants

Jennifer Powers – Vice President-Investor Relations, Chico’s FAS, Inc.
Shelley G. Broader – President, Chief Executive Officer & Director, Chico’s FAS, Inc.
Todd E. Vogensen – Executive Vice President, Chief Financial Officer & Assistant Corporate Secretary, Chico’s FAS, Inc.
Other Participants

Susan K. Anderson – Analyst, FBR Capital Markets & Co.
Brian Jay Tunick – Analyst, RBC Capital Markets LLC
Liz O. Pierce – Analyst, Brean Capital LLC
Dana L. Telsey – Analyst, Telsey Advisory Group LLC
Pamela Quintiliano – Analyst, SunTrust Robinson Humphrey, Inc.
Adrienne Yih Tennant – Managing Director, Senior Analyst Retailing/Department Stores & Specialty Softlines, Wolfe Research LLC
Edward McLaughlin – Analyst, Goldman Sachs & Co.
Edward J. Yruma – Analyst, KeyBanc Capital Markets, Inc.
Janet Lynne Knopf – Equity Research Associate, Oppenheimer & Co., Inc. (Broker)
Marni Shapiro – Managing Director, The Retail Tracker LLC
Betty Chen – Analyst, Mizuho Securities USA, Inc.
Gene Vladimirov – Analyst, Nomura Securities International, Inc.

MANAGEMENT DISCUSSION SECTION

Operator: Good day and welcome to the Chico’s FAS Fourth Quarter 2015 Earnings Conference Call. All participants will be in listen-only mode. [Operator Instructions] After today’s presentation, there will be an opportunity to ask questions. [Operator Instructions] Please note this event is being recorded.

I would now like to turn the conference over to Jennifer Powers, Vice President of Investor Relations. Please go ahead.

Jennifer Powers, Vice President-Investor Relations

Thanks, Laura, and good morning, everyone. Welcome to Chico’s FAS fourth quarter earnings conference call and webcast. Joining me today at our National Store Support Center in Fort Myers are Shelley Broader, our Chief Executive Officer; and Todd Vogensen, our Chief Financial Officer. This morning, Shelley will provider her initial impressions on joining Chico’s FAS, Inc. and her areas of focus going forward. Then, Todd will discuss our fourth quarter results, along with our financial outlook for 2016.

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Chico's FAS, Inc.	CHS	Q4 2015 Earnings Call	Feb. 25, 2016
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As a reminder, any forward-looking statements and quarter-to-date data points that we make today are subject to risks and uncertainties, the most important of which are described in our SEC filings and in today’s earnings release. Finally, in these remarks, we’ll refer to adjusted earnings per share, which is a non-GAAP financial measure. A reconciliation to our GAAP earnings per share is included in today’s press release for your reference.

And with that, I’ll turn it over to Shelley.

Shelley G. Broader, President, Chief Executive Officer & Director

Thank you, Jennifer. Good morning, everyone. First, let me say how thrilled I am to be leading the iconic and powerful brands here at Chico’s FAS. I am fortunate to be able to build upon the strong culture and amazing personal service that Dave Dyer cultivated while he was Chief Executive Officer. Before Todd reviews the fourth quarter performance, I wanted to take a few minutes to discuss some of my early observations and then outline four key areas that we will be focusing on to drive improved results, enhance profitability, and increase shareholder value.

Both as a retailer and as a shopper, I have admired this company and its three brands for a very long time. So you could say that my due diligence began long before I was approached by the Chico’s FAS board. As I contemplated this new role, I saw significant opportunities for growth in each of the three brands, not to mention incredible strength to leverage. Chico’s is an iconic brand with a cult-like following of loyal customers. White House Black Market, with its aspirational and sophisticated styles, fill a niche for fashionable women. And certainly, Soma, with an enviable position that caters to a vastly underserved market. With each day in role, I grow even more excited about the revenue and growth potential of our portfolio of brands.

So I have been here now for nearly three months, 86 days, exactly, but who’s counting? And over this time, my objective has been to immerse myself into the business in order to understand first-hand how we are viewed by our valued customers, our dedicated associates, and other key stakeholders, like many of you.

I have taken deep dives within our three brands and with our brand Presidents and heads of marketing to understand our current marketing position, and to delve into the vast data that fuels our decision-making. I have done shop-alongs, both with non-customers and extremely dedicated ones, across our brands and across the country, to experience our stores through their eyes. And soon, I’ll be working in each of our brands in stores from unloading freight to wardrobing to working point-of-sale. And I’m sure my front-line retail muscles will be a little sore.

I’ve met with our merchants to understand the flow and cadence of our business processes. With these insights, I’ve challenged myself and the senior executive team to take a fresh look at our strategic vision and long-range plans. We get it. Our industry faces a new reality, but we, at Chico’s, embrace it. Our team is energized and excited about the future.

These past months have also helped me to refine and crystallize what I see as four key focus areas. The first priority is to evolve our customer experience. The integration of our digital and physical retail environment is an imperative to achieving go-forward success. We need to have agility to meet our customers’ expectations as their relationship with digital evolves. With all the power that is now in customers’ hands, we need to ensure that our physical offerings and online offerings allow her to interact with us anytime and anywhere she chooses.

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We are in a unique position, given the life stage of our customers. She is more sticky to the physical store than many other brands. This will be a great advantage to us, but we know that there is much more potential when it comes to empowering our customers digitally.

Our second key area of focus is to strengthen our brands’ position. We are carefully codifying the role that each of our brands will play in our portfolio, and within each of the channels in which they operate. We are committed to finding additional revenue sources, where our brands and our specialty products will resonate. Our aim is to continue to leverage the connection we have with our loyal customers, attract new customers, and continue to deliver the unparalleled service that is so unique and critical to our brands, and would be nearly impossible to recreate today from the ground up.

Our third priority is leveraging actionable retail science. We have tremendous artists at Chico’s FAS. They understand the art of fashion and design and the special art of serving our customers in our own unique way; however, there is some modernization to be done around the acceleration of the science of retail. We are hardly starting from scratch. Long before anyone else was tying purchases directly to specific customer names, Chico’s was doing it, but the science behind that practice has expanded at a feverish rate these past years. A good amount of progress has been developed by pure-play online retailers, whose algorithms have made their data more actionable. We have made much progress on that front in recent years, with new planning and allocation systems and customer information databases, for example; however, today, it’s not just about using data to determine the format of our marketing message or how we allocate products to a store. It’s about developing algorithms and models to drive and enable real-time decision-making and the predictive analytics that will improve how we go to market, stock our products, and interact with our customers. And that’s where I see tremendous opportunity here. Mining much more value out of the wealth of customer-specific data that already and has already existed at Chico’s FAS for years.

The fourth focus area is to sharpen our financial principle. Since Todd took on the Chief Financial Officer role over a year and a half ago, he has led the company to focus more intently on inventory management and cost control. Our progress can be measured by the improvement we’ve enjoyed in gross margin rate and in our reduced inventory. Operating under prudent financial principles has absolutely been a priority for me throughout my career. And given how vital it is to achieving improved profitability, I strongly believe that there is even more capacity for us to drive further savings, through our shared services model, through the combination and negotiation of contracts, and the more effective use of marketing dollars and modernizing our processes.

So still being here within my first 100, well, I think we said 86, days, we’re in the early stages of developing our strategic vision and our long-range plan. As we get further down the path, I look forward to updating you on our progress and providing more specific details on our plan.

The reports of the death of the retail industry have been greatly exaggerated, but I think we all agree that there is a seismic shift that has occurred. And retailers need to position themselves correctly to compete in it. Access to information, instant gratification, guarantee of availability, shopping from the comfort of our homes, in-depth knowledge of our customers, and the ability to leverage that are all here to stay. These new tools will help us meet these demands, aid in attracting new customers, re-engaging with lapsed ones, and incenting our most loyal customers to be even more so.

At Chico’s FAS, we already have the foundation for this. The focus areas I’ve discussed will help us modernize that foundation and grow our business. Importantly, developing and expanding our prospects for growth will be key to securing our future. Of course, we can’t strengthen and grow without our dedicated associates or our most valued customers. In my short time here, I have been incredibly impressed with the level of talent, passion, and commitment that I have seen from the

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Chico's FAS, Inc.	CHS	Q4 2015 Earnings Call	Feb. 25, 2016
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associates across the company. I have also been excited, and I’ll say even awestruck, by the loyalty, dedication, and enthusiasm that I see from our customers.

It really isn’t an exaggeration to say we have a cult-like following. While there still is a lot of heavy lifting to do, I look forward to the future. I see that Chico’s FAS has tremendous opportunities for growth. It is so exciting for me to be here at the right time and to be able to use the skill sets that I have acquired in my 25-plus years of retail experience to propel this company and these powerful brands forward.

And now, I’ll turn the call over to Todd.

Todd E. Vogensen, Executive Vice President, Chief Financial Officer & Assistant Corporate Secretary

Thank you, Shelley. Good morning. Before moving on to our results, I’d like to say how excited I am that Shelley has joined us here at Chico’s FAS. Shelley and I worked together at Michaels’ stores when she was President and Chief Operating Officer. As I look back on my own career, Shelley ranks right at the top of those with whom I truly enjoyed working, a merchant at heart with solid financial and operational learnings from various roles, I can attest to her boundless energy. No surprise, then, that the transition here has been quite smooth. I’m delighted to be able to work with her again.

Now, turning to our fourth quarter performance, as we’ve previously announced, we finalized the sale of our Boston Proper business in January. Therefore, for comparability purposes, the financial information that I’ll be reviewing excludes Boston Proper.

Total company comparable sales were down 3.2% on top of a positive 4.3% in 2014. We achieved positive gross margin leverage of 80 basis points. And we continued our improved inventory management, by ending the quarter with total on-hand inventory down slightly to last year, despite the sales decline.

Although our fourth quarter results improved from where we were trending when we spoke last in November, it was a challenging quarter for sales. Our responsiveness to the promotional environment, coupled with conservative inventory positioning, allowed us to improve from the quarter-to-date comp that we reported during our last call.

I think we’ve proven over the last few years that our quarter-to-date comps have not been a great indicator of our actual full-quarter performance, as illustrated by this past quarter, since it is such a small snapshot of the quarter as a whole.

So moving forward, we do not intend to report the quarter-to-date comparable sales datapoint; however, for one last time, our quarter-to-date total company comparable sales, according to our unaudited daily flash sales report, are up 1%.

Now, I’d like to give you additional details on our results from the fourth quarter. Our net sales, excluding Boston Proper, were $612 million, a decrease of 3.4% from last year. Within the retail environment, we occupy a unique position in the holiday season, as Chico’s and White House Black Market are not traditionally viewed as gift buying destinations, which provides us an opportunity in the future.

The Chico’s brand fourth quarter comparable sales ended down 1.7%, compared to an increase of 1.2% in the same period last year. As you have heard from a lot of other retailers, weather was not

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our friend this quarter; however, our seasonless jackets, especially the longer lengths in leather, suede and denim, were in demand. Our fashion woven tops were strong this year as we saw demand shift from knits into wovens.

As I just mentioned, the fourth quarter is traditionally the lowest sales quarter for the Chico’s brand. So as we transition into Q1, we’re looking forward to our own version of a Chico’s Christmas. For us, it just happens to be in the spring. We have refreshed our pant collections by adding the print and pattern that our customers love to our popular solid silhouettes. We also plan to capitalize on the momentum in wovens by rolling out new fashion silhouettes in tops.

The White House Black Market brand had a tougher quarter. The brand’s comparable sales were down 7.4% versus an increase of 5.4% last year. At White House, cold weather sweaters are traditionally a significant portion of our fourth quarter business. Sweaters have been challenging this year across the industry, and were our single biggest miss. Additionally, we were under-penetrated in special occasion apparel, especially dresses, this holiday season. On the bright side, our Accessories business continued its growth and momentum. Our fashion accessories, including small leather goods, belts, and scarves, are performing well.

Going into the spring, we are further expanding our core pant program. We will feature more bootleg, flair, ankle, and skinny silhouettes in denim, which has been a standout, and in fabrics such as [ph] paunting (16:30) and stretched twill. Additionally, we are correcting our assortment and should see more balance in our dress collection as we get further into the spring season.

The Soma brand had a fourth quarter comparable sales increase of 2.1%, on top of a 13.7% increase last year, for a two year stock of up a whopping 15.8%. Some of our success can be attributed to the launch of our new [ph] Balconet Bra (16:58) this past quarter. Note that this will be the last time that I talk about the details of our intimates, as I look forward to handing these details to Shelley on future calls. But for today, our new [ph] Balconet Bra (17:12) features a sweetheart neckline that is lower cut than our original version, with more lift and padding. Additionally, our semi-annual sale drove increased traffic and sales. Given our active inventory management, we had fewer items to clear, which allowed the Soma brand to not only grow sales, but also to improve merchandise margins over last year.

Looking ahead to next quarter, Soma now has its successful swimwear collection in all of their stores, up from just 100 stores last year. The brand is also looking forward to its next significant bra launch over the coming weeks. We fully expect Soma’s pipeline of new and innovative bra launches to help the brand gain new customers and increase loyalty.

Now, moving back down the consolidated P&L, our fourth quarter gross margin rate increased by 80 basis points from last year to $315 million. Again, proactive management of our inventory has allowed us to achieve gross margin leverage, despite the elevated promotional environment this quarter. Our SG&A increased from last year by only $2 million, or less than 1%, to $307 million. The increase was primarily driven by rising occupancy costs and selective marketing investments.

We ended the quarter with $140 million in cash and short-term investments after returning $51 million to our shareholders in share repurchases and dividends during Q4. We’re very proud that for the full year, we returned $334 million to our shareholders in the form of share repurchases and dividends, which represents approximately three times our 2015 free cash flow. Capital expenditures totaled $18 million in the fourth quarter, mostly from a mix of investments in our stores and technology. We opened seven new stores in the quarter and closed 35, including 20 Boston Proper stores.

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Chico's FAS, Inc.	CHS	Q4 2015 Earnings Call	Feb. 25, 2016
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Through the course of the third and fourth quarters, watching sales trends and adjusting our spend wherever possible, be it SG&A or capital, resulted in full year capital spend of $85 million versus the $100 million that we had originally expected.

Before I share elements of our 2016 outlook, I would like to emphasize that I am in complete alignment with Shelley’s focus areas. It’s an understatement to say, given my title of Chief Financial Officer, that Shelley’s fourth priority, sharpening our financial principles, strikes a chord with me. Since I started in this role over a year and a half ago, I have been focused on getting us back to double-digit operating margins by way of cost controls, conservative capital allocation, more strategic and effective promotions, and inventory management. That said, I wholeheartedly agree with Shelley that we still have plenty of opportunity to intensify our efforts and drive profitability.

Next, I’ll provide some parameters for our 2016 expectations. For clarification, we have excluded Boston Proper from our 2015 base to ensure comparability. The removal of Boston Proper’s operating results will provide for improvement to our operating margin and earnings per share of 100 basis points and $0.09 per share, respectively. So excluding Boston Proper, for the top line, we expect to see flat to slightly down comparable sales, as we continue to optimize our inventory management and promotional cadence, and we implement our long-range plans. These factors should also result in an improvement to our merchandise margin rate for 2016.

For the year, we expect flattish gross margin and SG&A rate as a percent of sales, as the improvements will likely be offset by a return to targeted levels of incentive compensation. We do expect to have more ability to leverage gross margin in the second and fourth quarters and more ability to leverage SG&A in the third quarter.

As our 2015 results did not meet our budgeted levels, we did have savings against our original incentive compensation target. Therefore, accruing to a more normalized level in 2016 will result in incentive compensation being a headwind to both gross margin and SG&A.

We estimate our capital expenditures will between $75 million to $80 million. We will be opening approximately 25 stores year, while closing approximately 50. And we’ll continue to evaluate the optimal size of our fleet. We will also invest capital in a store remodeling program to ensure our older stores can deliver the experience our customers have come to expect from us. We’re planning our on-hand inventory to be roughly flat to 2015. And finally, our weighted average shares, excluding share repurchases, should be approximately 135 million.

Our executive team is crafting a strategic vision to ensure that we can grow and prosper amid the new retail reality that Shelley talked about. We expect our iconic brands, dedicated associates, and amazing personal service, together with the new focus areas that Shelley has identified, to pave the way for our success. The loyalty of our customers is indisputable and a huge differentiator in today’s environment. We look forward to updating you on our plans and progress the next time we meet.

And with that, I’ll turn it back over to Jennifer.

Jennifer Powers, Vice President-Investor Relations

Thank you, Todd. That concludes our prepared comments. At this time, we would be happy to take your questions. In the interest of time and consideration to others, please limit yourself to one question.

I’ll turn the call back over to Laura.

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QUESTION AND ANSWER SECTION

Operator: Thank you. We will now begin the question-and-answer session. [Operator Instructions] And our first question comes from Susan Anderson of FBR.

<Q – Susan Anderson – FBR Capital Markets & Co.>: Good morning, everyone, and congrats on managing through a very tough quarter. I guess I’ll hone in on just the SG&A for 2016. Obviously, after significantly deleveraging in the back half of this year, it sounds like you expect it to be slightly levered, excluding the incentive comp. So I guess my question is how do we kind of get that reversal from 2015? If you could maybe go into any detail on the increased occupancy and marketing costs this quarter? And then, also do you see more opportunity for cost cuts further in 2016? Thanks.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Well, I think focusing on our overall cost structure is going to be a big priority just [ph] plain (24:42) going forward. As we look at our current cost structure, we’re kind of early on in our plans for me to give you a lot of detail, but we have what I would call a treasure trove of customer information that should allow us to be very, very strategic about how we use our marketing dollars. And we’re testing into a number of different things that hopefully will provide the opportunity for savings on marketing. And then, you’re right. Occupancy was a large source of the increase in SG&A this year, actually the majority of it. And so, as we go forward, just knowing what’s going on with traffic in malls and knowing that across the sector, there’s fairly sharp declines, that will be an area that we’ll be talking to our landlords about and making sure that our cost structures are appropriate.

<Q – Susan Anderson – FBR Capital Markets & Co.>: Okay, great. Thank you. And I guess I’ll turn it over to the next person and get back in the queue.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thanks, Susan.

Operator: Thank you. Our next question will come from Brian Tunick of RBC.

<Q – Brian Tunick – RBC Capital Markets LLC>: Yes. Thanks. Good morning and welcome, Shelley.

<A – Shelley Broader – Chico’s FAS, Inc.>: Thank you.

<Q – Brian Tunick – RBC Capital Markets LLC>: I guess a question on White House, just a little more context, you guys are giving us your quarter-to-date comp trends, I think plus 1% right now. Obviously, White House was disappointing. Can you maybe just talk about some of the transition on merchandise lead times, sort of what are some changes you think as we look at the rest of the year can White House affect? Thanks very much.

<A – Todd Vogensen – Chico’s FAS, Inc.>: I’ll start out by saying since this is officially the last time we’re giving the quarter-to-date data points, I’ll toss out that at this point going into Q1, White House is running a solidly positive comp. So we have seen good performance so far in the quarter. White House did get caught up in the trap of having, well, what is a normal assortment for them, but disproportionate amount of those heavy sweaters that were probably more impacted by weather than other areas. And I think also, as we step back and look at it, we had mentioned that we had a little bit of softness in dresses early in 2015. We probably ended up pulling back a little bit too much and not having enough of that true special occasion dressing that does – well, it’s really synonymous with White House Black Market’s history. And so as we’re going forward through the rest of spring, we are making a transition back to a much more balanced assortment. I think that is going to pay dividends.

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Chico's FAS, Inc.	CHS	Q4 2015 Earnings Call	Feb. 25, 2016
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Okay. Thanks, Brian.

Operator: And our next question comes from Liz Pierce of Brean Capital.

<Q – Liz Pierce – Brean Capital LLC>: Good morning and I’ll add my congratulations to managing through the quarter, and welcome Shelley. Just kind of following up on Brian’s question, I mean, it seems like started thinking about White House, it’s been somewhat of a back-and-forth between balance and not having this and not having that. Is there anything happening within the team or just how you guys are approaching the assortment for them?

<A – Todd Vogensen – Chico’s FAS, Inc.>: I think for White House in general, this has been a big year of going back and looking at branding, looking at where they fit within the overall market. Part of what Shelley is bringing is much more of the true focus on the customer. White House had already started on it, but taking it to that next level. And that’s allowed us to put in place – actually, the brand to put in place, a lot more guardrails and a lot more structure around what the buy looks like that should lead to much more consistent results.

<A – Shelley Broader – Chico’s FAS, Inc.>: Yeah, I think you’re seeing in the mid-term results that Todd just announced, some of the fruits of their labor. I mean, they really went back to a brand positioning piece of work, relooked at their customer, looked at their brand tenets, understand the consumer decision tree for their customer, and made the adjustments to their mix according to that plan. And I think we’re starting to see that take hold as well.

<Q – Liz Pierce – Brean Capital LLC>: So it sounds like this whole modernization thing is going to be able to mine the data and react faster.

<A – Shelley Broader – Chico’s FAS, Inc.>: Yes.

<Q – Liz Pierce – Brean Capital LLC>: I’m summarizing. Okay. All right, I’ll step back and get back in the queue. Thanks so much, and best of luck, guys.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thanks, Liz.

Operator: And next we have a question from Dana Telsey of Telsey Advisory Group.

<Q – Dana Telsey – Telsey Advisory Group LLC>: Hello?

<A – Todd Vogensen – Chico’s FAS, Inc.>: Good morning, Dana.

<Q – Dana Telsey – Telsey Advisory Group LLC>: Hello? Hi. How are you?

<A – Todd Vogensen – Chico’s FAS, Inc.>: Good.

<Q – Dana Telsey – Telsey Advisory Group LLC>: Just wanted to make sure you could hear me. First of all, welcome, Shelley. And would love to hear a little bit about what learnings could you bring over from Walmart or your previous positions that you think are applicable to Chico’s and what you’re seeing in the 86 days to-date, or whatever? And then also, when you spoke about the algorithms to make data more actionable, what steps do you see there and how to see that evolving? Thank you.

<A – Shelley Broader – Chico’s FAS, Inc.>: Well, thank you for the question. As I said in my intro, I have 25-plus years of retail experience from food, grocery, specialty crafting, and then my last six years at Walmart, both in Canada, Europe and Africa. And so just sort of that host of, in many ways,

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some early blocking and tackling parts of understanding how data is used, understanding all of the metrics of SG&A. And then in the European portion of Walmart, that is a ground-up design apparel business as well, and so wanting to make sure that we have got full line of sight into production, into synergies. I am very much into the shared services model and really believe in front of the house, back of the house separation.

And the beautiful part to me about the opportunity of Chico’s is the uniqueness of Soma, the uniqueness of White House, and the uniqueness of Chico’s. And making sure that the front of the house, what the customer sees, the essence of that brand, how we market to them, the uniqueness and style of that apparel that is customized for that specific group of targeted customers, but allowing that back of the house to be incredibly leveraged, and that the way we go to market, the way we source product, the way we utilize factories, the way we look at shipping costs, the way we build a single platform in [ph] D-com (31:48) that can be skinned in three different ways, that we build one analytic and algorithmic-based system that can have copious amounts of data through it, yet the answers can be specified for each of those brands, are all experiences that I’ve had in my previous life that we can lay on top of this business. And as I was going through my own decision-making process, and saw that that skill set applied to this business, gives me a lot of upside hope. And that was part of the decision-making, for sure.

<Q – Dana Telsey – Telsey Advisory Group LLC>: Got it.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thanks, Dana.

<Q – Dana Telsey – Telsey Advisory Group LLC>: Thank you.

Operator: Our next question comes from Pam Quintiliano of SunTrust.

<Q – Pam Quintiliano – SunTrust Robinson Humphrey, Inc.>: Great. Thanks so much for taking my question. And congratulations on the execution in this hideous environment and welcome aboard, Shelley.

<A – Shelley Broader – Chico’s FAS, Inc.>: Thank you.

<Q – Pam Quintiliano – SunTrust Robinson Humphrey, Inc.>: And thank you for providing your four key areas of focus. Obviously, in a short period of time, you’ve really targeted where you think you could make meaningful impact. Can you talk to us about how you’re prioritizing those and when we could begin to see the results for each? Obviously, I know it’s an ongoing process and there’s a lot to do, but just how we think about it. Is it really one through four how you’re looking at it, or...?

<A – Shelley Broader – Chico’s FAS, Inc.>: Well, here I am, as we said, day 86 or 87. We lost count. I’m still calling them key focus areas, and I haven’t put them in any prioritized group. Obviously, anything to do with customers comes first, comes first for me, for sure. We’re doing that within the conjunction of our three-year planning cycle. What are we thinking about? What are we doing? And then, when do we expect those results? And what are commensurate expenses and profits that we will expect from each one of these initiatives? And so we’re building a strategy-focused organization here, where all 25,000 associates at Chico’s FAS will know what our move-forward strategy is for the total corporation, and what their specific role in attaining our success is by brand.

That’s how I have worked in business in the past and had success in doing so. And so we are very much at the early stages. And just sharing these focus areas was a way to allow you sort of an insight into how we’re grouping our priorities. That is absolutely the next step, is running the detailed analytics on what the benefit of each one of these will be, what our expense ratio will be

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around executing them, and what our expected return is and when we will start to see that reflected into our sales and profits. And so we are right at that stage now.

<Q – Pam Quintiliano – SunTrust Robinson Humphrey, Inc.>: Excellent. Well, very exciting, and thank you. Best of luck.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thanks, Pam.

Operator: The next question comes from Adrienne Yih of Wolfe Research.

<Q – Adrienne Yih Tennant – Wolfe Research LLC>: Good morning. I’ll add my congratulations as well and welcome, Shelley. I’m looking forward to meeting you. Shelley, in terms of the catalog, because I wonder if you have thought about this much yet, so if you haven’t, we can delay to the next call. But in terms of historically, the catalog and the direct mail piece has been such a huge piece of the marketing of the Chico’s brand and White House Black Market and kind of when you think about kind of growing omni, how does that piece of the puzzle fit in?

And then, so my second, my follow up is for Todd, the $17.4 million, where does that show up in the income statement? Because the $14 million shows up as a separate line item, but I’m just trying to figure out the gross margin SG&A piece of it? Thanks.

<A – Shelley Broader – Chico’s FAS, Inc.>: To your first question, I am just learning that piece, and starting to understand our marketing mix and not applying some of the traditional science of marketing mix that I have learned in the past, because it’s very, very different here. And I’ll just give you one example that I’m still working through during this learning stage. In the shop-alongs that I did in Dallas with our customers, we have customers who keep the catalog and tape it up inside their closet so that they know which necklace and which scarf and which belt goes with which item.

So before I start to get too analytic on you, what’s the best marketing mix and how can I save money in print, I have a lot more to do about understanding how that catalog is used to drive inspiration and, in some case, education to our customers. So I’m a ways away from making any decisions around that.

<Q – Adrienne Yih Tennant – Wolfe Research LLC>: Okay, great. Thank you, and, Todd?

<A – Todd Vogensen – Chico’s FAS, Inc.>: Just a little more background, so what line were you looking at in particular?

<Q – Adrienne Yih Tennant – Wolfe Research LLC>: So I’m looking at the restructuring line is $14.6 million, but then the charge, when it’s broken out, is $17.4 million. Basically, if you can just give us the go-forward, the adjusted gross margin and SG&A, that would be even better.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Oh, yeah. So in the release, back on page nine of the release, we actually give you what our consolidated results were and then break out what Boston Proper is, which then gives you kind of consolidated results excluding Boston Proper, our operating results.

<Q – Adrienne Yih Tennant – Wolfe Research LLC>: Yeah.

<A – Todd Vogensen – Chico’s FAS, Inc.>: And those would exclude any strategic charges, restructuring charges.

<Q – Adrienne Yih Tennant – Wolfe Research LLC>: Perfect.

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<A – Todd Vogensen – Chico’s FAS, Inc.>: Goodwill impairments, all that. So that’s much more your ongoing apples-to-apples.

<Q – Adrienne Yih Tennant – Wolfe Research LLC>: Perfect. Thank you very much, super helpful.

<A – Todd Vogensen – Chico’s FAS, Inc.>: All right, great. Thank you.

<Q – Adrienne Yih Tennant – Wolfe Research LLC>: Thanks.

Operator: The next question is from Lindsay Drucker Mann of Goldman Sachs.

<Q – Eddie McLaughlin – Goldman Sachs & Co.>: Hi. Good morning. This is Eddie McLaughlin on for Lindsay. I have a couple questions related to gross margin. You mentioned on your 3Q call that you had to become sharper in your promotional message. Was 4Q a reversal of that? Did you see the customer responding more strongly without a need to be sharper in terms of promotions? And then, looking ahead to FY 2016, what are you expecting as the drivers of merch margin expansion? You’ve referenced better inventory management, but what does that look like in the context of guidance for inventory growth generally in line with sales growth?

<A – Todd Vogensen – Chico’s FAS, Inc.>: Yes, so I think as we look back on Q4, it was clearly a very promotional environment, and I think you’ve heard that from a lot of people. So for us, what that meant is we had to get in there and be promotional at specific periods in time. The good news is we were able to, as we stayed competitive and moved through and maintained a certain rate of sales, we were able to move through our inventories at a healthy pace, and so really where you got the upside was not having as much inventory left to clear at the end of day. And not having to have that excess clearance inventory really is where we were able to drive a lot of that gross margin.

As we look forward to next year, yeah, inventory is flat. I think we’ve talked a little bit about this in the past, but a huge opportunity for us, as much is anything, on inventory management is around the allocation of where exactly our inventory goes. And this goes back into the retail science that Shelley was talking about. It’s better understanding how what items are going to sell in a particular location, how we can [ph] distort (39:44) the assortment that we’re allocating, so that we’re maybe putting more of particular styles that are going to sell in a particular store, and less in others. And doing that in a way that ultimately means we have to be either less promotional or have less clearance inventory.

The other thing we’re doing a lot of right now is testing. We were joking that this is very much going to be the year of the tests, and that applies to inventory management as well, where we’re testing out different tiering methodologies for allocating our inventory, testing out true profitability of different categories, going a lot of different directions to really make sure that the information we have is actionable and something that we can respond to very quickly.

<Q – Eddie McLaughlin – Goldman Sachs & Co.>: Got it.

<A – Todd Vogensen – Chico’s FAS, Inc.>: And so that with flat inventory dollars, you can basically make that inventory work harder for us.

<Q – Eddie McLaughlin – Goldman Sachs & Co.>: And then if I could, just one follow up on that, would there be any offsetting expense in SG&A in order to drive that improvement in gross margin?

<A – Todd Vogensen – Chico’s FAS, Inc.>: I think for this year, a lot of what we are talking about is getting better use out of the tools that we have. And, of course, we will be looking at if there are

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more automated or more efficient ways to do some of the things, but it’s probably early to get into that kind of detail.

<Q – Eddie McLaughlin – Goldman Sachs & Co.>: Okay. Thanks a lot.

<A – Todd Vogensen – Chico’s FAS, Inc.>: All right. Thank you.

Operator: The next question comes from Ed Yruma of KeyBanc Capital.

<Q – Ed Yruma – KeyBanc Capital Markets, Inc.>: Hi, guys. Thanks for taking my question. I guess first, on some of this use of data and being able to optimize the business, as you view 2016, will some of these initiatives be kind of accretive or be able to move the dial on numbers or is this still really much a test phase and it’s 2017 before we can expect to see some of the benefits from some of your learning?

<A – Todd Vogensen – Chico’s FAS, Inc.>: I’d say there is a lot of testing that we’re going to do this year, start there. So I would expect as we get into 2017, we’ll go into the year with more momentum. That’s the plan. So I would say if there’s benefits to be gained, they will probably be more back-end-oriented. There are probably some things that will be quicker hits that may hit the back-end, but I would really look more towards 2017 and beyond for the majority of the benefits.

<Q – Ed Yruma – KeyBanc Capital Markets, Inc.>: Got it. And I know there was obviously a weather call-out and I think some tactical issues in the quarter at White House, but as you kind of view that competitive landscape, you had a number of years where you had very, very strong comps. Is there something you’re seeing either in the maturation of your store fleet or in the competitive environment that are kind of driving weaker results? Thanks.

<A – Todd Vogensen – Chico’s FAS, Inc.>: No, we’re finding in White House, and we can see it now with their positive comps, when they have merchandise and marketing that is resonating with the customer, the customer is coming in. We continue to work at White House on the rebranding and making sure that customers – well, that there’s awareness of exactly who White House is, exactly what White House can offer. And we’re finding there is still lots of opportunity around that awareness which, in the long term, is a great thing. How we get there is kind of what we are working on right now, and that’s part of what Shelley is bringing to the table with looking at the branding and some of the customer research. So, it’s ongoing.

<A – Shelley Broader – Chico’s FAS, Inc.>: Excuse me. In the shop-alongs that I did, I think these took place in Dallas, but the shop-alongs that I did with non-customers, the non-White House customers. So people who were in that demographic who, of course, should be a White House shopper, but aren’t. It was fascinating to understand their view of the brand and why they hadn’t been in, and it opens up a tremendous opportunity for us on describing that brand, marketing that brand to a customer segmentation who is very much aligned to that merchandise, but has a certain view of what’s inside that isn’t representative. And so I get pretty excited about thinking about sharing the offering of White House with a wider base of customers. And I think there is opportunity there.

<Q – Ed Yruma – KeyBanc Capital Markets, Inc.>: Great. Thanks so much.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thank you, Ed.

Operator: Our next question comes from Anna Andreeva of Oppenheimer.

<Q – Janet Lynne Knopf – Oppenheimer & Co., Inc. (Broker)>: Hi. Good morning. It’s Janet Lynne on for Anna. I guess I just had a quick one on the quarter-to-date. If White House is nicely

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positive, does that mean Chico’s could be comping negatively or are all the brands positive? And then, longer-term, given the exit of Boston Proper, I guess it’s been harder to determine the real performance of each core business in 2015. Could you talk a little bit about margin opportunities by division, like where the bigger margin opportunities between White House and Chico’s is?

<A – Todd Vogensen – Chico’s FAS, Inc.>: So first on the quarter-to-date comp, what I can tell you that the other brands are performing roughly in line with the Q4 run rate. We typically don’t go much beyond that, so I’ve probably already broken my rule. But nothing that I would call out that’s been a major change in trend outside of the White House positive performance to-date.

In terms of looking at margin opportunities, we really try not to get into that level of detail just, well, as much as anything, from a competitive perspective.

We continue to look at opportunities really across the entire portfolio. And so I would say that is still the case for us, that we do have opportunities across the company. And probably as we get further into our planning, we’ll come back with a little bit more detail on that for you.

<Q – Janet Lynne Knopf – Oppenheimer & Co., Inc. (Broker)>: Okay, great. And then, I guess just if I can sneak one more in, with CapEx coming down this year, could you just talk about your priorities for cash and if you have a minimum cash balance that you think about?

<A – Todd Vogensen – Chico’s FAS, Inc.>: I would say generally, we’re looking very similar to past years. We have a certain amount of capital that we want to spend that we think’s important to spend internally and generates a return. And then beyond that, to the extent that we have excess cash, we have a dividend that’s in place that has a healthy yield right now. And share repurchases is really next in the priority list, and I think we’ve shown our commitment to share repurchases and intend to continue to show that, and that is probably about what we have for cash at this point.

<Q – Janet Lynne Knopf – Oppenheimer & Co., Inc. (Broker)>: Okay. Great. Thank you so much.

Operator: Our next question comes from Marni Shapiro, Retail Tracker.

<Q – Marni Shapiro – The Retail Tracker LLC>: Hey, guys. How are you?

<A – Todd Vogensen – Chico’s FAS, Inc.>: Great. How are you doing, Marni?

<A – Shelley Broader – Chico’s FAS, Inc.>: Morning.

<Q – Marni Shapiro – The Retail Tracker LLC>: Welcome, Shelley.

<A – Shelley Broader – Chico’s FAS, Inc.>: Thank you.

<Q – Marni Shapiro – The Retail Tracker LLC>: You’ve brought out the humor in Todd. I love that.

<A – Shelley Broader – Chico’s FAS, Inc.>: Yes. He’s anxious to hand some of those fashion elements over to me.

<Q – Marni Shapiro – The Retail Tracker LLC>: It makes a so much more fun earnings season. So I do have the one big trite question for you, Shelley, but before I get to that, can you just on Soma, it’s really fantastic. The stores look great. I thought the marketing behind that bra in the red lace, it was beautiful across the board. If you could just talk a little bit about the Soma customer, is this more of an online business than the other two and what you’re doing to drive it, either in stores

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or online or are you kind of channel-agnostic about Soma? And then, Shelley, just the big trite question, what has surprised you since coming to Chico’s most?

<A – Shelley Broader – Chico’s FAS, Inc.>: We’ll talk about that...

<Q – Marni Shapiro – The Retail Tracker LLC>: Someone had to ask it, and no one’s asked it yet. I’m kind of...

<A – Shelley Broader – Chico’s FAS, Inc.>: I know. Sorry. Talking about Soma, we have 287 Soma stores today, in what I think is just a tremendously uncrowded space in the market, for a customer who has aged out of some of the traditional retailers and isn’t finding what they want in a department store setting.

So as far as being channel-agnostic, if you just look at the different types of product that are accelerating online, you see across the board where intimates stack up in there. Intimate apparel is heavily penetrated online, and our expectations of Soma that it will be the same. I do, however, believe that a bricks-and-mortar companion to that is incredibly important, and not just for the showrooming aspect of that, but for the tenets of that brand in comfort, in fit, in everyday, everyday sexiness, in things that look great and feel great and are appropriate for somebody living an active lifestyle.

And I certainly wouldn’t say that I’m channel-agnostic in that in order to continue to grow in market share in intimate apparel, you’ve got to be doing that by driving your online business. And you’re seeing now, and you’ll see it with the launch of our new bra, which I can’t wait for Todd to explain to you next time. You’ll see a much more exciting, a much more sensuous type of marketing and advertising coming from Soma. And I continue to be very bullish on that positioning. I think it’s one of the few spots left in retail where there is real room to grow. And part of my own decision-making was the excitement of the growth of that brand.

<Q – Marni Shapiro – The Retail Tracker LLC>: Yeah, I agree there. And what were you most surprised about coming there?

<A – Shelley Broader – Chico’s FAS, Inc.>: Oh, I don’t know if it’s really a big surprise or not. I did a lot of due diligence. It was a tough decision for me. I was happy. I was having a terrific career where I was. I don’t know if it was a surprise. I just had a real affinity for the people here and a real affinity for the customers. This is a very unique, incredibly loyal and dedicated customer base, at really at all three of our brands, and they are advocates. When you find a Chico’s customer who is a loyalist or a White House customer, and the same with Soma, they are incredible advocates for our brand and the idea of unleashing that and, in some cases, helping them unleash that.

At Chico’s, as we move forward with more digital commerce, the excitement of our customers to become part of that interaction with digital was really, really fun for me. And so I think the excitement was I just have an incredible affinity for the brand, for the customers, and for the associates, and I think it’s all leverageable and I’m excited.

<Q – Marni Shapiro – The Retail Tracker LLC>: I think that’s great. Well, best of luck to you guys.

<A – Shelley Broader – Chico’s FAS, Inc.>: Thanks.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Great. Thanks, Marni.

Operator: Our next question will come from Betty Chen of Mizuho Securities.

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<Q – Betty Chen – Mizuho Securities USA, Inc.>: Oh, good morning, everyone. Congrats on a nice quarter, despite the environment, and welcome, Shelley. Shelley, I was hoping maybe you can talk a little bit more about maybe any shop-along learnings for the Chico’s customer besides maybe her usage of the catalog for inspirations, and what are her thoughts around the products that may present some opportunities, and also, how that may relate to initial assessment of digital versus store for the Chico’s brand.

My second question is related to Soma. I believe, Todd, you mentioned that the brand made additional progress on merchandise margins during the holiday quarter. Can you give us any color on sort of the overall profitability for the Soma brand in 2015 relative to prior years and kind of where we could see that progress in 2016 or beyond? Thanks.

<A – Shelley Broader – Chico’s FAS, Inc.>: I’ll start with the Chico’s customer. The shop-along experiences that I’ve had have been terrific. And I look forward to my week as a Chico’s associate, too. I have done this everywhere that I’ve worked. I just show up on a Sunday or a Monday at an unannounced store and I work in that single store for six days straight as an associate, running register, wardrobing. And that is the best deep dive of any brand I think that you can do. You not only become completely aware of the associate experience and what torturous things from the corporate office that we are sending down that we need to stop immediately. But also you get just a true, true sense of what’s happening with our customer. So I look forward to that.

But during the shop-alongs, I found out, I learned so much. One was what I shared with you about the customer who actually tapes up – and this was not a single customer, by the way – tapes up that magalog in her closet. But there were several different types of Chico’s customers that I interacted with during that shop-along. One is a woman who loves fashion. And I wouldn’t say that our customers are fashion-forward as much as they’re fashionable. They don’t want to be a victim of fashion in something that’s not age-appropriate or in any way makes them look silly.

But they want to be stylish and they want to be rocking it. And so what I learned from our customers in the shop-along is two sort of very different camps. One who wants us to help her head-to-toe. She wants bottoms, tops, a scarf, an accent piece, maybe a sweater that can go over the top, as well as jewelry, and she wants that in a very mix-and-match style. And she will continue to build from that particular collection to build out that section of her wardrobe, which I think is very exciting when we think about leveraging our online data.

Remember, on our [ph] loyal team of customers that are part of our Passport Program, (54:40) we know all of the apparel that she has and what she has purchased from us. And imagine being able to pair that digitally with our new items coming in for her, to show her that wardrobing aspect that she has got in her own closet. That’s the kind of digital customer-facing science that Todd was referring to that we can look forward to in some of the out years.

And then, there’s another type of customer, who, part of the collecting of the individual items is part of the hunt. So she doesn’t want us to outfit her head-to-toe. She takes huge pride in being a bit of a fashionista and doing that herself. And so making sure that we are meeting the needs of both of those two different customer segmentations is great. And sort of the most exciting part to me at Chico’s is five women will come into Chico’s and each one of them will leave with their own look. It doesn’t look like, I know where you got that or that’s a cookie-cutter look from Chico’s. The sort of ability to wardrobe and change up is an enormously aspirational and fun part of that brand, and our customers love that aspect of it.

<A – Todd Vogensen – Chico’s FAS, Inc.>: And I’ll take the brand profitability question. So I will say good job in trying to take advantage of being the new person, but we do not go into brand profitability. What I can say is, yes, we did say merchandise margins were up in the quarter at

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Soma. I thought that was important context in relation to their comp, because it really was about driving profitability.

Soma is at the point, and we’ve said it before, where they have a product that inherently should have at a little bit higher merchandise margin. And they’ve passed the point of scale where that isn’t that true. And they’re at the point where are really growing the top line is what will enable them to leverage SG&A and their other cost structure and continue to grow that profitability. But at this point, as Shelley said, still seeing lots of opportunity and things are headed the right direction.

<Q – Betty Chen – Mizuho Securities USA, Inc.>: Thanks so much, best of luck.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Okay, thank you.

Operator: And our final question today will come from Simeon Siegel of Nomura Securities.

<Q – Gene Vladimirov – Nomura Securities International, Inc.>: Hey, guys, this is Gene Vladimirov on for Samuel (sic) [Simeon] (57:06). Good morning.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Good morning.

<Q – Gene Vladimirov – Nomura Securities International, Inc.>: I think you had your first transaction increase in a year in a tough environment; any color on what drove that? And on the flip side, how do you view the environment and its impact on future AUR? And then if you can give us any help on the store openings and closing by concept within the 25 openings and the closings? Thanks.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Sure. So first on transactions, so we’re in a unique environment where you do see traffic to malls generally being down. We get all of the ShopperTrak information that you all probably get. And what I’d tell you is that generally, our customer tends to love to come to the mall, touch it, try it on, feel the fabric. And so as a result, we end up seeing less negative, I guess, traffic than other retailers. And to the extent there is net traffic that is down, we typically offset it at least with our conversion.

And then the added bonus for us, to the extent that online becomes more and more accessible and we’re able to bridge that gap in the customer experience, even better. Then we see transactions online continuing to grow. So all that ultimately leads to improvements in transactions, which is something that we would hope to see going forward.

And I’m sorry, second part of your question was...

<A – Shelley Broader – Chico’s FAS, Inc.>: Store openings and closings.

<Q – Gene Vladimirov – Nomura Securities International, Inc.>: Store openings and closings by concept.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Store openings and closings, yes. So from a brand perspective, the majority of those 25 openings would be Soma, actually about 15. And then the rest are evenly split between Chico’s and White House, where we’re taking advantage of a new mall or a new location that is appropriate for us to be in.

From a closure perspective, one thing for you, if you look at timing that we had last year, the overall timing will be very consistent with 2015 on the closures. So that probably helps in your modeling. And then from a brand-by-brand perspective, about half of the closures are slotted to be for Chico’s and, obviously, very few in Soma, so White House, somewhere in-between.

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<Q – Gene Vladimirov – Nomura Securities International, Inc.>: Got it. Good luck for the rest of the year. Thank you.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Outstanding. Thank you.

Operator: And this concludes our question-and-answer session. I would like to turn the conference back over to Jennifer Powers for any closing remarks.

Jennifer Powers, Vice President-Investor Relations

Thank you, Laura. That concludes our call for this morning. Thank you for all joining us this morning, and we appreciate your continuing interest in Chico’s FAS.

Operator: The conference is now concluded. Thank you for attending today’s presentation. You may now disconnect.

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